Exhibit 99.1

NEWS
(XLG)

FOR IMMEDIATE RELEASE:	September 9, 2003

Contact:                                                   Graham R. Bullick, Ph.D., President, Price Legacy Corporation.
Excel Centre, 17140 Bernardo Center Drive, Suite 300, San Diego, CA   92128  (858) 675-9400

PRICE LEGACY ANNOUNCES PURCHASE AGREEMENT
BETWEEN WARBURG PINCUS AND PRICE GROUP

San Diego, CA. (September 9, 2003) – Price Legacy Corporation (AMEX: XLG) announced today that Warburg, Pincus Equity Partners, L.P. and affiliated entities have entered into a purchase agreement with The Price Group LLC, a significant stockholder of Price Legacy, to sell all Price Legacy securities held by Warburg Pincus, including 17,985,612 shares of Series B preferred stock, 5,000,000 shares of common stock and warrants to purchase 2,500,000 shares of common stock, to The Price Group and/or its assignees.  The Price Group has informed the company that it does not intend to be the purchaser of the securities, but rather intends to assign the contractual right to purchase the securities to third parties in a manner that will ensure that the ownership of the securities will be in compliance with the REIT ownership limits in Price Legacy’s charter.  The sale is expected to occur on January 5, 2004.

Price Legacy acquires, operates, develops and sells open-air shopping centers nationwide. The company manages its properties through regional offices located in Arizona, California, Florida, Utah and Virginia. Price Legacy has its corporate offices in San Diego, California, is organized as a REIT and has a taxable REIT subsidiary, Excel Legacy Holdings Inc.  Price Legacy is committed to providing an environment of stability and growth for its shareholders and tenants.  For more information on Price Legacy, visit the company’s Web site at www.PriceLegacy.com.

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Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Price Legacy to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include changes in general economic conditions, real estate conditions, competition, litigation, financial performance of Price Legacy’s properties, joint ventures and investments, and environmental and other liabilities. The company refers you to the documents it files from time to time with the Securities and Exchange Commission available through the company’s website at www.PriceLegacy.com, which discuss these and other factors that could adversely affect the company’s results. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Price Legacy undertakes no obligation to update publicly or revise any forward-looking statements.